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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-171404

Preliminary Prospectus Supplement (to Prospectus dated June 6, 2011)

SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2012

Common Stock

        We are offering            shares of common stock pursuant to this prospectus supplement and the accompanying prospectus. We have granted the underwriters the option to purchase, within 30 days from the date of this prospectus supplement, up to an additional            shares of common stock. Our common stock is listed on the New York Stock Exchange under the symbol "GNK." The last reported sale price of our common stock on the New York Stock Exchange on February 21, 2012 was $8.35 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-12 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to us (before expenses)	$	$

        We expect that delivery of the shares of common stock included in this offering will made to investors on or about                        , 2012.

Joint Book-Running Managers

Morgan Stanley	Deutsche Bank Securities	Jefferies

                        , 2012

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. In making an investment decision regarding the common stock we are offering, you must rely on your own examination of our company and the terms of this offering, including the potential merits and risks involved. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus supplement and in our most recent annual report on Form 10-K incorporated by reference into this prospectus supplement. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. As an investor, you should carefully read the entire prospectus, as well as the documents incorporated by reference, especially the risks discussed under "Risk Factors" in this prospectus supplement and under the caption "Risk Factors" in our filings with the Securities and Exchange Commission (the "SEC") pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus supplement. Unless we or the context otherwise indicates, in this prospectus supplement references to "Genco," "we," "us," "our company" and "our" refer to Genco Shipping & Trading Limited and its subsidiaries.

        Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriter's option to purchase additional shares is not exercised.

About Genco

        We are a leading drybulk shipping company with a strong record of disciplined growth. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Since our founding as a Marshall Islands corporation in 2004, we have grown our business by utilizing our operational advantages and seeking prudent opportunities to consolidate the drybulk shipping industry. With our expanding fleet of high-quality vessels, our balanced approach to vessel employment and our experienced management team, we believe we have a firm foundation for continued strong performance.

        As of February 21, 2012, our fleet consisted of 53 drybulk carriers with a total carrying capacity of approximately 3,810,000 deadweight tons ("dwt"), excluding vessels owned by our subsidiary, Baltic Trading Limited, as described below. As of February 21, 2012, 15 of the vessels currently operating in our fleet are under time charters with fixed rates. Five of our existing vessels operate in the Lauritzen Bulkers/IVS pool (the "LB/IVS Pool") and are chartered by the pool manager on time charters and spot charters. Under a pool arrangement, the vessels operate under a time charter agreement whereby the cost of bunkers and port expenses are borne by the pool, and operating costs including crews, maintenance and insurance are typically paid by the owner of the vessel. Thirty-three of our current vessels are employed on index-related time charters that provide us the option to convert to fixed rate time charters, allowing us to benefit from improvements in market conditions. Most of our vessels are chartered to well-known charterers, including Cargill International S.A., Pacific Basin Chartering Ltd., Trafigura Beheer B.V., Swissmarine Services S.A., Klaveness Chartering and LB/IVS Pool, in which Lauritzen Bulkers A/S acts as the pool manager.

        Our current fleet of 53 vessels consists of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize drybulk carriers. As of February 21, 2012, the average age of the vessels in our current fleet was approximately 6.8 years, as compared to the average age for the global drybulk fleet of approximately 12 years. All of the vessels in our fleet were built in shipyards with reputations for constructing high-quality vessels. Our existing fleet contains nine groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels.

        In October 2009, we formed Baltic Trading Limited, or Baltic Trading (NYSE:BALT), as a subsidiary focused on the drybulk spot market. On March 15, 2010, Baltic Trading announced the completion of its initial public offering, raising gross proceeds of $228.2 million before deducting underwriting discounts and commissions and estimated offering expenses. As of February 21, 2012, Baltic Trading's fleet consisted of two Capesize, four Supramax and three Handysize drybulk carriers with an aggregate carrying capacity of approximately 672,000 dwt. As of February 21, 2012, we owned

5,699,088 shares of Baltic Trading's Class B Stock, which represented a 25.11% ownership interest in Baltic Trading and 83.41% of the aggregate voting power of Baltic Trading's outstanding shares of voting stock. As a result of our ownership of a majority of the voting interests in and exercise of control of Baltic Trading, we include the accounts of Baltic Trading in our consolidated financial statements. We entered into a long-term management agreement with Baltic Trading pursuant to which we provide Baltic Trading with commercial, technical, administrative and strategic services in exchange for management fees.

        The following table sets forth information about the current employment of the vessels currently in our fleet as of February 21, 2012 (excluding Baltic Trading's vessels):

Vessel	Year Built	Dwt	Charterer	Charter Expiration(1)	Cash Daily Rate(2)
Capesize Vessels
Genco Augustus	2007	180,151	Cargill International S.A.	October 2012	100% of BCI(3)
Genco Tiberius	2007	175,874	Cargill International S.A.	August 2012	100% of BCI
Genco London	2007	177,833	Cargill International S.A.	August 2012	100% of BCI
Genco Titus	2007	177,729	Swissmarine Services S.A.	July 2012	100% of BCI
Genco Constantine	2008	180,183	Cargill International S.A.	August 2012	$52,750(4)
Genco Hadrian	2008	169,694	Cargill International S.A.	October 2012	$65,000(4)
Genco Commodus	2009	169,025	Swissmarine Services S.A.	May 2012	99% of BCI
Genco Maximus	2009	169,025	Swissmarine Services S.A.	January 2013	98.5% of BCI(5)
Genco Claudius	2010	169,025	Swissmarine Services S.A.	December 2012	98.5% of BCI(6)
Panamax Vessels
Genco Beauty	1999	73,941	U-Sea Bulk A/S, Copenhagen	March 2012	100% of BPI
Genco Knight	1999	73,941	Swissmarine Services S.A.	March 2012	100% of BPI
Genco Leader	1999	73,941	J. Aron & Company	November 2012	100% of BPI(7)
Genco Vigour	1999	73,941	Global Maritime Investments Ltd.	January 2013	97% of BPI(8)
Genco Acheron	1999	72,495	Global Maritime Investments Ltd.	December 2012	97% of BPI(9)
Genco Surprise	1998	72,495	Global Maritime Investments Ltd.	July 2012	97% of BPI(10)
Genco Raptor	2007	76,499	COSCO Bulk Carriers Co., Ltd.	April 2012	$52,800
Genco Thunder	2007	76,588	Swissmarine Services S.A.	June 2012	97% of BPI(11)
Supramax Vessels
Genco Predator	2005	55,407	Pacific Basin Chartering Ltd.	May 2012	103% of BSI
Genco Warrior	2005	55,435	Trafigura Beheer B.V.	October 2012	102% of BSI(12)
Genco Hunter	2007	58,729	Pacific Basin Chartering Ltd.	June 2012	106% of BSI
Genco Cavalier	2007	53,617	Louis Dreyfus Commodities Suisse S.A.	March 2012	$7,000(13)
Genco Lorraine	2009	53,416	Olam International Ltd.	June 2012	$18,500
Genco Loire	2009	53,416	Louis Dreyfus Commodities Suisse S.A.	February 2012	$5,750(14)
Genco Aquitaine	2009	57,981	Klaveness Chartering	March 2012	102% of BSI
Genco Ardennes	2009	57,981	Klaveness Chartering	August 2012	$19,000
Genco Auvergne	2009	57,981	Pacific Basin Chartering Ltd.	March 2012	$13,500
Genco Bourgogne	2010	57,981	Western Bulk Carriers A/S	November 2012	$12,250(15)
Genco Brittany	2010	57,981	Wan Bong Chartering Co. Ltd	March 2012	$9,000(16)
Genco Languedoc	2010	57,981	Pacific Basin Chartering Ltd.	May 2012	$10,000(17)
Genco Normandy	2007	53,596	Jaldhi Overseas PTD Ltd.	February 2012	$5,025(18)
Genco Picardy	2005	55,257	Trafigura Beheer B.V.	December 2012	98% of BSI(19)
Genco Provence	2004	55,317	Hamburg Bulk Carriers	December 2012	$12,000(20)
Genco Pyrenees	2010	57,981	Setaf-Saget SAS	April 2012	$12,250(21)
Genco Rhone	2011	58,018	AMN Bulkcarriers Inc.	March 2012	102% of BSI
Handymax Vessels
Genco Success	1997	47,186	Swissmarine Services S.A.	March 2012	90% of BSI
Genco Carrier	1998	47,180	STX Pan Ocean Co. Ltd.	April 2012	$7,000(22)
Genco Prosperity	1997	47,180	Pacific Basin Chartering Ltd	May 2012	92% of BSI
Genco Wisdom	1997	47,180	Klaveness Chartering	September 2012	92% of BSI
Genco Marine	1996	45,222	ED & F MAN Shipping Ltd.	May 2012	92% of BSI
Genco Muse	2001	48,913	Trafigura Beheer B.V.	April 2012	95% of BSI

Vessel	Year Built	Dwt	Charterer	Charter Expiration(1)	Cash Daily Rate(2)
Handysize Vessels
Genco Explorer	1999	29,952	Lauritzen Bulkers A/S	May 2012	Spot(23)
Genco Pioneer	1999	29,952	Lauritzen Bulkers A/S	May 2012	Spot(23)
Genco Progress	1999	29,952	Lauritzen Bulkers A/S	February 2013	Spot(23)
Genco Reliance	1999	29,952	Lauritzen Bulkers A/S	February 2013	Spot(23)
Genco Sugar	1998	29,952	Lauritzen Bulkers A/S	February 2013	Spot(23)
Genco Charger	2005	28,398	AMN Bulkcarriers Inc.	October 2012	100% of BHSI(24)
Genco Challenger	2003	28,428	AMN Bulkcarriers Inc.	November 2012	100% of BHSI(24)
Genco Champion	2006	28,445	Pacific Basin Chartering Ltd.	March 2012	100% of BHSI
Genco Ocean	2010	34,409	Cargill International S.A.	June 2013	$8,500 - $13,500 with 50% profit sharing(25)
Genco Bay	2010	34,296	Cargill International S.A.	January 2013	$8,500 - $13,500 with 50% profit sharing(25)
Genco Avra	2011	34,391	Cargill International S.A.	March 2014	$8,500 - $13,500 with 50% profit sharing(25)
Genco Mare	2011	34,428	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	35,000	Cargill International S.A.	September 2014	$8,500 - $13,500 with 50% profit sharing(25)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Except for the Genco Constantine and the Genco Hadrian, under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Hadrian has the option to extend the charter for a period of one year. The charterer of the Genco Constantine has the option to extend the charter for a period of eight months.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3)
We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 10.5 to 14.5 months based on 100% of the average of the daily rates of the Baltic Capesize Index (BCI) published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert to a fixed rate based on Capesize forward freight agreement (FFA) values at 100%. The extension began on December 14, 2011.

(4)
These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published BCI of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(5)
We have agreed to an extension with Swissmarine Services SA on a spot market-related time charter for 11 to 13.5 month based on 98.5% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%. The extension began on February 12, 2012.

(6)
We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 11 to 13.5 months based on 98.5% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%. The extension began on January 5, 2012.

(7)
We have agreed to an extension with J. Aron & Company on a spot market-related time charter for 11 to 13.5 months based on 100% of the average of the daily rates of the Baltic Panamax Index (BPI) published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%. The extension began on December 28, 2011.

(8)
We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports, except for the initial 50 days in which hire will be based on 97% of the rate for the Baltic Panamax P3A route. The spot market-related time charter is for a minimum of 11 months with hire paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%. The vessel redelivered to the Company on January 27, 2012 and then went to drydock for scheduled repairs. The vessel delivered to charterers on February 15, 2012 after the drydock concluded.

(9)
We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports, except for the initial 50 days in which hire will be based on 97% of the rate for the Baltic Panamax P3A route. The spot market-related time charter is for a minimum of 11 months with hire paid every 15 days in arrears net of a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%. The vessel delivered to charterers on January 21, 2012 after the scheduled drydocking completed. The vessel was previously fixed with Morgan Stanley Capital Group Inc. on a time charter for one trip from Indonesia to China at a rate of $10,750 per day less a 5.00% brokerage commission which ended on January 8, 2012.

(10)
We have agreed to an extension with Global Maritime Investments Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports. The minimum and maximum expiration of the extension is July 1, 2012 and September 15, 2012, respectively, as the vessel is to go into drydock for scheduled repairs after the spot market-related time charter concludes. Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97% until June 1, 2012. The extension began on December 1, 2011.

(11)
We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports, except for the initial 45 days in which hire is based on 97% of the rate for the Baltic Panamax P3A route. The minimum and maximum expiration of the extension is June 1, 2012 and August 1, 2012, respectively, as the vessel is to go into drydock for scheduled repairs after the spot market-related time charter concludes. Hire is paid every 15 days in arrears net of a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%. The extension began on December 23, 2011.

(12)
We have reached an agreement with Trafigura Beheer B.V. on a spot market-related time charter for 10.5 to 13.5 months based on 102% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports, except for the initial 35 days in which hire is based on 102% of the rate for the Baltic Supramax S7 route. Hire is paid every 15 days in arrears net of a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 102%. The vessel delivered to charterers on December 6, 2011.

(13)
We have reached an agreement with Louis Dreyfus Commodities Suisse S.A. on a time charter for approximately 20 days at a rate of $7,000 per day less a 5.00% third-party brokerage commission. Hire is paid every 15 days in advance. The vessel was previously fixed with Bulk Marine on a time charter from January 18, 2012 to February 11, 2012 at a rate of $8,000 per day less a 5.00% third party brokerage commission.

(14)
We have reached an agreement with Louis Dreyfus Commodities Suisse S.A. on a time charter for approximately 20 days at a rate of $5,750 per day less a 5.00% third party brokerage commission. Hire is paid every 15 days in advance. The vessel's previous time charter ended on January 27, 2012, and the vessel was delivered to its new charterer on February 8, 2012 after repositioning. A ballast bonus was awarded after the repositioning period.

(15)
We have reached an agreement with Western Bulk Carriers A/S on a time charter for 11 to 13.5 months at a rate of $12,250 per day less a 5.00% third party brokerage commission. Hire payments are made every 15 days in advance. The vessels previous time charter ended on December 9, 2011, and the vessel was delivered to its new charterer on December 22, 2011 after repositioning. A ballast bonus was awarded after the repositioning period.

(16)
We have reached an agreement with Wan Bong Chartering Co. Ltd. on a time charter for two laden legs at a rate of $9,000 with the first leg via China to West Africa. Hire payments are made every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charters on January 7, 2012.

(17)
We have reached an agreement with Pacific Basin Chartering Ltd. on a time charter at a rate of $10,000 per day less a 5.00% third party brokerage commission for four to six months. Hire payment is made every 15 days in advance. The vessel delivered to charterers on January 16, 2012.

(18)
We have reached an agreement with Jaldhi Overseas PTE Ltd. on a time charter at a rate of $5,025 per day less a 5.00% third party brokerage commission for approximately 25 days. Hire payment is made every 15 days in advance. The vessel delivered to charterers on February 3, 2012. From January 14, 2012 to January 31, 2012, the vessel was on a time charter with Oldendorff GMBH and Co. at a rate of $9,000 per day less a 5.00% third-party brokerage commission.

(19)
We have agreed to an extension with Trafigura Beheer B.V. on a spot market-related time charter for 10.5 to 13.5 months based on 98% of the average of the daily rates of the BSI, as reflected in daily reports, except for the initial 35 days in which hire is based on 98% of the rate for the Baltic Supramax S2 route. Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission. Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 98%. The extension began on January 31, 2012.

(20)
We have reached an agreement with Hamburg Bulk Carriers on a time charter at a rate of $12,000 per day less a 5.00% third-party brokerage commission for 11 to 13.5 months. Hire payment is made every 15 days in advance. The vessel's previous time charter ended on December 31, 2011, and the vessel was then repositioned before delivering to Hamburg Bulk Carriers on January 16, 2012.

(21)
We have agreed to an extension with Setaf-Saget SAS on a time charter for 4 to 6.5 months at a rate of $12,250 per day less a 3.75% third-party brokerage commission. Hire is paid every 15 days in advance. The vessel began on its new rate on December 20, 2011.

(22)
We have reached an agreement with STX Pan Ocean Co. Ltd. on a time charter for 2.5 to 5.5 months at a rate of $7,000 per day less a 5.00% third-party brokerage commission. Hire payment is made every 15 days in advance. The vessel delivered to charterers on February 8, 2012.

(23)
We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months' notice and the remaining three vessels with 12 months' notice.

(24)
We have agreed to extensions with AMN Bulkcarrier Inc. for the Genco Charger and Genco Challenger on spot market-related time charterers at a rate based on 100% of the average of the daily rates of the Baltic Handysize Index (BHSI) published by the Baltic Exchange, as reflected in daily reports except for the initial 25 days in which hire will be based on 100% of the rate for the Baltic Handysize HS5 route. Hire is paid every 15 days in arrears net of a 5.00% third-party brokerage commission. Genco maintains the option to convert the balance period to a fixed rate based on Handysize FFA values at 100%. The duration of the extension for the Genco Charger is 9.5 to 12 months which began on January 1, 2012 while the extension for the Genco Challenger began on February 1, 2012 for 9.5 to 11.5 months.

(25)
The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third-party brokerage commission. These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the "Cash Daily Rate." For cash flow purposes, Genco will continue to receive the rate presented in the "Cash Daily Rate" column until the charter expires. Specifically, for the Genco Spirit, Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with the below-market rates will be approximately $200, $350, $700 and $750 per day over the actual cash rate earned, respectively.

        Our leadership has considerable breadth and depth of shipping industry experience. Our New York City-based management team includes several executives with extensive experience in the shipping industry who have demonstrated a substantial ability to manage the commercial, technical and financial aspects of our business. Our management team consists of our President, Robert Gerald Buchanan, who has over 40 years of experience in the shipping industry, and our Chief Financial Officer, John C. Wobensmith, who has over 16 years of experience in the shipping industry, with a concentration in shipping finance. Four of the seven members of our board of directors also have extensive maritime experience, including our Chairman, Peter C. Georgiopoulos. Mr. Georgiopoulos, who has over 20 years of maritime experience, founded the predecessor company of General Maritime Corporation, a supplier of international seaborne crude oil transportation services, in 1997, and serves as Chairman of the Board of Aegean Marine Petroleum Network Inc. (NYSE:ANW), a marine fuel logistics company that physically supplies and markets refined marine fuel and lubricants to ships in port and at sea. Mr. Georgiopoulos also serves as Chairman of Baltic Trading, while Mr. Wobensmith serves as its President and Chief Financial Officer.

        We are a New York City-based company and are incorporated in the Marshall Islands. Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number at that address is (646) 443-8550. Our corporate website address is www.gencoshipping.com. The information contained in or accessible from our website is not part of this prospectus supplement.

Recent Developments

        On December 21, 2011, we entered into agreements to amend or waive provisions of the agreements for (i) our $1.4 billion senior secured credit facility with DnB Nor Bank ASA, as administrative agent, collateral agent, mandated lead arranger, bookrunner and lender, and other lenders party thereto (the "2007 Credit Facility"), (ii) our $253 million senior secured term loan facility with Deutsche Bank AG Filiale Deutschlandgeschäft, as Security Agent and Bookrunner, and other lenders party thereto (the "$253 Million Term Loan Facility"), and (iii) our $100 million senior secured term loan facility with Crédit Agricole Corporate and Investment Bank, as Agent and Security Trustee, and other lenders party thereto (the "$100 Million Term Loan Facility"). The agreements implement, among other things, the following:

  •
  Our compliance with our existing maximum leverage ratio covenant is waived for a period starting on October 1, 2011 and ending on (and including) March 31, 2013, or the waiver period. This covenant governs the ratio of our net debt to EBITDA (as such term is defined in the credit agreements).

  •
  Our compliance with our existing minimum permitted consolidated interest ratio covenant is also waived for the waiver period. This covenant governs the ratio of our EBITDA to consolidated interest expense.

  •
  A new gross interest-bearing debt to total capital covenant applies to us for the duration of the waiver period. This covenant limits the ratio of our interest-bearing indebtedness to the sum of our interest-bearing indebtedness and our consolidated net worth in accordance with GAAP to 62.5% on the last day of any of our fiscal quarters during the waiver period.

  •
  We are prohibited from paying dividends during the waiver period.

  •
  Consenting lenders under the facilities received an upfront fee of 25 basis points on the amount of outstanding loans.

        As contemplated under these agreements, we prepaid $52.5 million under our 2007 Credit Facility, $7.0 million under our $253 Million Term Loan Facility, and $3.0 million under our $100 Million Term Loan Facility. All such prepayments were applied in inverse order of maturity under each credit facility. In addition, our 2007 Credit Facility is subject to a facility fee of 200 basis points per annum on the average daily outstanding principal amount of the loans thereunder, payable quarterly in arrears. In the event we complete an offering of our equity securities resulting in aggregate gross proceeds of $50 million or more, the facility fee would decrease to 100 basis points per annum. If gross proceeds of this offering are at least $50 million, we expect to qualify for the lower facility fee. The other two credit facilities are not subject to a new facility fee.

Business Strategy

        Our strategy is to manage and expand our fleet in a manner that maximizes our cash flows from operations and shareholder value. To accomplish this objective, we intend to:

        Strategically expand the size of our fleet—Depending on market conditions, we intend to acquire additional modern, high-quality drybulk carriers through timely and selective acquisitions of vessels in a manner that is accretive to our operating cash flows. We expect to fund acquisitions of additional vessels using cash reserves set aside for this purpose, proceeds from debt financings and, potentially, equity financing alternatives.

        Continue to operate a high-quality fleet—We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry standards and complies with charterer requirements through our technical managers' rigorous and comprehensive vessel maintenance program. In addition, our technical managers maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea.

        Pursue an appropriate balance of time and spot charters—All of our 53 existing vessels, excluding vessels owned by Baltic Trading, are under time charters, spot market-related time charters or pool agreements. Charters under fixed rate contracts provide us with relatively stable revenue, and charterers under spot market-related time charters and pool agreements provide us with market revenue, each of which provides us with a high fleet utilization. We may in the future pursue other market opportunities for our vessels to capitalize on market conditions, including arranging longer or shorter charter periods and entering into short-term time charters, voyage charters and use of vessel pools. Our charter strategy through the current unfavorable market condition has been focused on signing short-term or spot market-related contracts with multinational charterers, in order to preserve our ability to capitalize on possible future rate increases.

        Maintain low-cost, highly efficient vessel operations—During the year ended December 31, 2011, we outsourced technical management of our fleet, to Wallem Shipmanagement Limited, Anglo-Eastern Group and V. Ships Limited, third-party independent technical managers, at a cost we believe is lower than what we could achieve by performing the function in-house. Our management team actively monitors and controls vessel operating expenses incurred by the independent technical managers by overseeing their activities. In addition, we seek to maintain low-cost, highly efficient vessel operations by capitalizing on the cost savings and economies of scale that result from operating sister ships.

        Capitalize on our management team's reputation—We will continue to capitalize on our management team's reputation for high standards of performance, reliability and safety, and maintain strong relationships with major international charterers, many of whom consider the reputation of a vessel owner and operator when entering into time charters. We believe that our management team's track record improves our relationships with high quality shipyards and financial institutions, many of which consider reputation to be an indicator of creditworthiness.

Summary Consolidated Financial and Other Data

        The following summary consolidated financial and other data summarize our historical financial and other information as of and for the years ended December 31, 2010 and 2011, which is derived from our audited consolidated financial statements. This information should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2011 (the "Form 10-K").

	As of and for the year ended December 31,
	2010	2011
	(U.S. dollars in thousands, except ratios and per share data)
Income Statement Data:
Revenues	$448,687	$392,214
Operating income	221,291	112,639
Net income attributable to Genco Shipping & Trading Limited	141,243	25,386
Earnings per share
Basic	$4.28	$0.72
Diluted	4.07	0.72
Balance Sheet Data:
Cash, cash equivalents and restricted cash(1)	$279,877	$237,718
Total assets	3,182,708	3,119,277
Total debt (current, long-term and notes)	1,746,248	1,694,393
Total shareholders' equity	1,348,153	1,361,618
Debt to total capitalization(2)	56.4%	55.4%
Cash Flow Data:
Net cash flow provided by operating activities	$262,680	$158,183
Other Data:
EBITDA(3)	$330,711	$249,080

(1)
Includes restricted cash in the amount of $9.0 million as of December 31, 2010 and $9.75 million as of December 31, 2011.

(2)
Debt to total capitalization is defined as debt divided by total capitalization. Total capitalization is defined as debt plus total shareholders' equity.

(3)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings. Our company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our company's performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and our $100 Million Term Loan Credit Facility. Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of other credit facilities or any non-cash losses from our investment in Jinhui Shipping and Transportation, and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.

        The following table demonstrates our calculation of EBITDA and provides a reconciliation of EBITDA to net income attributable to Genco Shipping & Trading Limited for each of the periods presented above.

	For the year ended December 31,
	2010	2011
	(U.S. dollars in thousands)
Net income attributable to Genco Shipping & Trading Limited	$141,243	$25,386
Net interest expense	71,965	86,106
Income tax expense	1,840	1,385
Depreciation and amortization	115,663	136,203

EBITDA	$330,711	$249,080

        The table below shows fleet utilization and certain related data for the years ended December 31, 2010 and 2011:

	For the year ended December 31,
	2010	2011
Available days(1)
Capesize	3,554.9	3,984.9
Panamax	2,920.0	2,901.7
Supramax	3,968.2	7,575.7
Handymax	2,174.1	2,140.3
Handysize	3,538.0	5,188.4
Total	16,155.2	21,791.0
Fleet utilization(2)
Capesize	99.9%	100.0%
Panamax	98.7%	99.3%
Supramax	99.1%	99.0%
Handymax	97.6%	99.0%
Handysize	99.7%	99.1%
Fleet average	99.1%	99.2%

(1)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. We generally use available days to measure the number of days in a period during which our vessels should be capable of generating revenues.

(2)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. We use fleet utilization to measure our efficiency in finding suitable employment for our vessels and minimizing the number of days that our vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

 The Offering

        The following is a brief summary of the principal terms of this offering. As used in this section, references to "Genco," "we," "our," "us" and "our company" are to Genco Shipping & Trading Limited and not its subsidiaries.

Issuer	Genco Shipping & Trading Limited, a Marshall Islands corporation.
Common Stock Offered	shares of common stock. We have also granted the underwriters a 30-day option to purchase up to an additional shares of common stock from us.
Common Stock Outstanding Immediately Following Offering	shares(1)
Use of Proceeds	We plan to use the net proceeds from the issuance of our common stock in this offering for general corporate purposes. See "Use of Proceeds."
Trading Symbol	"GNK"
Risk Factors

Investing in our common stock involves substantial risks. In evaluating an investment in the common stock, potential investors are urged to read and consider the risk factors as set forth under "Risk Factors" beginning on page S-12 of this prospectus supplement, as well as other information we include or incorporate by reference in this prospectus supplement or the accompanying prospectus.

(1)
The number of shares of common stock shown as being outstanding after this offering is based on the number of shares outstanding as of February 21, 2012 and the issuance by us of                shares of common stock in this offering. Such number excludes                  shares of common stock issuable pursuant to the exercise of the underwriters' option to purchase additional shares.

RISK FACTORS

        You should carefully consider the risks described in Item 1A of Part I of the Form 10-K, which is incorporated by reference herein, and the risks described under the caption "Risk Factors" in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus supplement, and the risks described below or in the documents incorporated by reference before making an investment decision. The risks and uncertainties described below or in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually materialize, our business, financial condition, results of operations and ability to pay dividends could be materially and adversely affected.

We may need to raise additional capital in the future, which may not be available on favorable terms or at all or which may dilute our common stock or adversely affect its market price.

        We may require additional capital to expand our business and increase revenue, add liquidity in response to negative economic conditions, meet unexpected liquidity needs caused by industry volatility or uncertainty and reduce our outstanding indebtedness under our existing facilities. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common stock, securities convertible into our common stock, or rights to acquire our common stock or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Conversion of our outstanding convertible notes may dilute the ownership interest of existing stockholders.

        The conversion of some or all of our 5.0% Convertible Senior Notes due August 15, 2015, or our 2010 Notes, may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

Sales of our common stock or sales or conversions of securities convertible into common stock in the public market could lower the market price of our common stock or dilute our common stock.

        In the future, we may sell additional shares of our common stock or securities convertible into common stock to raise capital. We also have $125 million in aggregate principal amount outstanding of 2010 Notes, which are currently convertible into shares of our common stock at a conversion rate of approximately 51.0204 shares of common stock per (in whole dollars) $1,000 principal amount. In addition, a substantial number of shares of our common stock is reserved for issuance under our 2005 Equity Incentive Plan. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or securities convertible into common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. The conversion of any such securities into common stock could result in dilution to our stockholders.

We are currently prohibited from paying dividends or repurchasing our stock, and it is unlikely this prohibition will be lifted until market conditions improve.

        In January 2009, we agreed to an amendment to our 2007 Credit Facility that contained a waiver of the collateral maintenance requirement. As a condition of this waiver, among other things, we agreed to suspend our cash dividends and share repurchases until such time as we can satisfy the collateral maintenance requirement. Until market conditions, which have resulted in a decline in the value of drybulk vessels, improve, it is unlikely that we will be able to meet that condition to reinstate our cash dividends and share repurchases.

        In addition, on December 21, 2011, we entered into agreements to amend or waive portions of our 2007 Credit Facility, our $100 Million Term Loan Facility, and our $253 Million Term Facility. Among other things, these agreements effected a waiver of our existing maximum leverage ratio covenant and our minimum permitted consolidated interest ratio covenant for a period ending on (and including) March 31, 2013, or the waiver period. The agreements pertaining to our $100 Million Term Loan Facility and our $253 Million Term Facility prohibit us from paying dividends during the waiver period.

        Even if we were able to reinstate the payment of cash dividends under our credit facilities, we would make dividend payments to our shareholders only if our Board of Directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal and contractual requirements. The principal business factors that our Board of Directors would consider when determining the timing and amount of dividend payments would be our earnings, financial condition and cash requirements at the time. Marshall Islands law generally prohibits the declaration and payment of dividends other than from surplus. Marshall Islands law also prohibits the declaration and payment of dividends while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

        We may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. We may also enter into new agreements or the Marshall Islands or another jurisdiction may adopt laws or regulations that place additional restrictions on our ability to pay dividends. If we do not pay dividends, the return on your investment would be limited to the price at which you could sell your shares.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of our common stock.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described in this section of, elsewhere in, or incorporated by reference into, this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would adversely impact the value of your shares of common stock.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $            (or approximately $            if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and commissions and estimated offering expenses.

        We plan to use the net proceeds from the issuance of shares of our common stock in this offering for general corporate purposes.

 PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "GNK." The following table sets forth the high and low closing sale prices for shares of our common stock as reported on the NYSE, for the periods indicated. In January 2009, we suspended the payment of cash dividends, and therefore there were no dividends paid in any of the periods indicated.

	High	Low
For the period:
January 1 to March 31, 2010	$26.02	$18.39
April 1 to June 30, 2010	$23.98	$14.99
July 1 to September 30, 2010	$17.73	$14.55
October 1 to December 31, 2010	$17.75	$14.07
January 1 to March 31, 2011	$15.36	$10.77
April 1 to June 30, 2011	$10.76	$6.42
July 1 to September 30, 2011	$9.51	$4.48
October 1 to December 31, 2011	$9.29	$6.39
January 1 to February 21, 2012	$9.44	$6.44

        As of February 21, 2012, the last reported sale price of our common stock was $8.35 per share.

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2011. No adjustments have been made for the issuance and sale of shares of common stock in this offering and the application of the net proceeds therefrom.

        This table should be read in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus supplement.

As of December 31, 2011
(in thousands)
Long-term debt, including current maturities:
Senior secured credit facilities	$1,588,012
Convertible senior notes	106,381

Total long-term debt	1,694,393

Shareholders' equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 36,307,598 shares issued and outstanding	363
Paid-in capital	809,443
Accumulated other comprehensive loss	(17,549)
Retained Earnings	359,349

Total Genco Shipping & Trading Limited shareholders' equity	1,151,606

Noncontrolling Interest	210,012

Total shareholders' equity	1,361,618

Total capitalization	$3,056,011

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to the common stock. The discussion of the material Marshall Islands tax considerations is the opinion Reeder & Simpson P.C., and the discussion of the material U.S. federal income tax considerations is the opinion of Kramer Levin Naftalis & Frankel LLP, in each case insofar as it describes legal conclusions with respect to matters of Marshall Islands or U.S. federal income tax law, as applicable. This discussion does not purport to deal with the tax consequences of owning our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities or persons who are investors in pass-through entities, persons who own, actually or under applicable constructive ownership rules, 10% or more of our common stock, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common stock.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of our activities to us and to our shareholders of investing in our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our common stock.

United States Federal Income Tax Considerations

        The following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, as defined below, of investing in our common stock. The following discussion of U.S. federal income tax matters is based on the Internal Revenue Code of 1986, as amended, to which we refer as the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," broker-dealers, former U.S. citizens or long-term residents, insurance companies, persons that hold common stock as part of a hedge, straddle or synthetic security or that hold common stock as part of a constructive sale, conversion transaction or other integrated transaction, U.S. Holders who hold at least 10% of our common shares, U.S. Holders that have a functional currency other than the U.S. dollar, and pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and their beneficial owners. This discussion does not address (1) potential withholding or reporting obligations arising under the Hiring Incentives to Restore

Employment Act or (2) any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any gift or alternative minimum tax consequences.

        We have made special U.S. tax elections in respect of those of our shipowning or operating subsidiaries that are potentially subject to tax as a result of deriving income attributable to the transportation of cargoes to or from the United States. The effect of the special U.S. tax elections is to ignore or disregard for U.S. federal income tax purposes the subsidiaries for which elections have been made as separate taxable entities from their parent, Genco Shipping & Trading Limited. Therefore, for purposes of the following discussion, Genco Shipping & Trading Limited, and not the subsidiaries subject to this special election, will be treated as the owner and operator of the subsidiary vessels and as receiving directly the income from these vessels.

United States Federal Income Taxation of Genco

Taxation of Operating Income: In General

        Unless exempt from U.S. federal income taxation, a foreign corporation (such as Genco Shipping & Trading Limited) is subject to U.S. federal income tax in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States, which we refer to as "U.S.-source shipping income."

        For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes U.S.-source shipping income.

        No portion of shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be U.S.-source shipping income. Such shipping income will not be subject to any U.S. federal income tax.

        Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in transportation of cargo that produces 100% U.S.-source shipping income.

        Unless exempt from tax under Section 883 of the Code ("Section 883"), our gross U.S.-source shipping income generally would be subject to a 4% tax imposed without allowance for deductions, unless such income is "effectively connected" with the conduct of a U.S. trade or business, as described below.

Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 and the regulations thereunder, a foreign corporation (such as Genco Shipping & Trading Limited) will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

          (1)   it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883, and to which we refer as the "Country of Organization Test"; and

          (2)   either

            (a)   more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test";

            (b)   its stock is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the "Publicly Traded Test"; or

            (c)   it is a "controlled foreign corporation," or CFC, and it satisfies an ownership test, to which, collectively, we refer as the "CFC Test."

        The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the IRS as a qualified foreign country that currently grants the requisite "equivalent exemption" from tax in respect of each category of shipping income we expect to earn in the future. Therefore, we will satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we are able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

        Both before and after the issuance of the common stock offered in this prospectus supplement, we believe that we will satisfy the Publicly Traded Test, as discussed below. We do not currently anticipate circumstances under which we would be able to satisfy either the 50% Ownership Test or the CFC Test.

Publicly Traded Test

        For purposes of the Publicly Traded Test, the regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation (such as Genco Shipping & Trading Limited) will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of each such class of stock that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is "primarily traded" on the NYSE, which is an "established securities market" for this purpose.

        Our common stock will be considered to be "regularly traded" on an established securities market if (1) our common stock is listed on such market; (2) our common stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; and (3) the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is regularly quoted by dealers making a market in our stock.

        Subject to the Five Percent Override Rule described below, we believe that we satisfy these tests and that, as a result, our common stock is currently considered to be "regularly traded" on the NYSE.

        Notwithstanding the above, our common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of our stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our outstanding common stock, which we refer to as the "Five Percent Override Rule."

        For purposes of identifying the persons who actually or constructively own 5% or more of our stock, or "5% shareholders," we may rely on Schedule 13G and Schedule 13D filings with the SEC. An investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

        In the event the 50% ownership threshold is met, the Five Percent Override Rule will nevertheless not apply if we can establish that there are sufficient 5% shareholders that are considered to be

"qualified shareholders" for purposes of Section 883 to preclude non-qualified 5% shareholders from owning 50% or more of our stock for more than half the number of days during the taxable year.

        We believe that, based on our current ownership, the Five Percent Override rule is not triggered with respect to the ownership of our common stock. However, if 5% shareholders were to own 50% or more of our common stock for more than half the days of any future taxable year, the Five Percent Override Rule would be triggered. If the Five Percent Override Rule were triggered, we believe we would have significant difficulty in satisfying the exception described in the immediately preceding paragraph and, therefore, would not qualify for the Publicly Traded Test.

        Based on the above, we believe we qualify for the Section 883 exemption and we will be exempt from U.S. federal income taxation on our U.S. source shipping income.

Taxation in Absence of Section 883 Exemption

        If the exemption under Section 883 does not apply, our gross U.S.-source shipping income would be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected with the conduct of a U.S. trade or business ("effectively connected income"), as described below. Since under the sourcing rules described above no more than 50% of our shipping income would be treated as being U.S.-source shipping income, the maximum effective rate of U.S. federal income tax on the gross amount of our non-effectively connected shipping income would never exceed 2%.

        To the extent our U.S.-source shipping income, or other income we may have, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to a 30% "branch profits" tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

        Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

  •
  we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

  •
  substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States (or, in the case of income from bareboat charters, is attributable to a fixed place of business in the U.S.).

        We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis, and we do not currently anticipate chartering our vessels on a bareboat basis. Based on our current shipping operations and the expected mode of our future shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business. However, we generate non-shipping income, some of which may be treated as effectively connected income, under our management agreement with Baltic Trading Limited and our agency agreement under which we provide technical services to Maritime Equity Partners, LLC, and we may from time to time generate other non-shipping income that may be treated as effectively connected income.

        Our subsidiary, Baltic Trading Limited, currently does not qualify for exemption under Section 883 due to our ownership of all of its Class B Stock, which represents more than 50% of the voting power but less than 50% of the value of the outstanding shares of Baltic Trading Limited. As a result, 50% of Baltic Trading's gross shipping income attributable to transportation beginning or ending in the United States is subject to a 4% tax without allowance for deductions. While we do not currently anticipate that a significant portion of Baltic Trading's shipping income will be U.S.-source shipping income, there can be no assurance that this will be the case.

United States Taxation of Gain on Sale of Vessels

        If, as we believe, we qualify for exemption from tax under Section 883 in respect of our shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, our shipping income does not, for whatever reason, qualify for exemption under Section 883, and assuming that any gain derived from the sale of a vessel is attributable to our U.S. office, as we believe likely would be the case as we are currently structured, then such gain will be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

United States Federal Income Taxation of U.S. Holders

        For purposes of the following, the term "U.S. Holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership (or other entity treated as such for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

        Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his, her or its common stock, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Amounts taxable as dividends generally will be treated as foreign source "passive income" for U.S. foreign tax credit purposes.

        Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at preferential tax rates through 2012, provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NYSE, on which our common stock is traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we have been, are, or will be); (3) the U.S. Non-Corporate Holder's holding period of the common stock includes more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If we were to be a PFIC, as discussed below, for any year, dividends paid on our ordinary shares in such year or in the following year would not be qualified dividends. The reduced tax rate for qualified dividends is scheduled to expire on December 31, 2012, unless further extended by the United States Congress. In addition, a U.S. Non-Corporate Holder will be able to take a qualified dividend into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at ordinary income rates.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of our common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

        Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Impact of New Legislation on Ownership and Disposition of Common Stock

        Recently enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on, and capital gains from the sale or other disposition of, stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Passive Foreign Investment Company Status and Significant Tax Consequences

        We will be a PFIC if, for any taxable year, either:

  •
  75% or more of our gross income in a taxable year consists of "passive income" (including, for example, dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

  •
  at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

        For purposes of determining whether we are a PFIC, we will be treated as earning and owning a proportionate share of the income and assets, respectively, of our subsidiaries that have made special U.S. tax elections to be disregarded as separate entities from us for U.S. federal income tax purposes (as described above) as well as of any other corporate subsidiary in which we own at least 25% of the value of the subsidiary's stock. For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our existing operations, we do not believe that we have been, are, or will be a PFIC with respect to any taxable year. In this regard, we intend to treat our income from the time and spot charter of vessels as services income, rather than rental income. Accordingly, we believe that such income does not constitute passive income, and that the assets that we will own and operate in connection with the production of that income, primarily our vessels, do not constitute passive assets for purposes of determining whether we are a PFIC.

        While there is no direct legal authority under the PFIC rules addressing our method of operation that characterizes time charter income as services income, there is legal authority supporting this position consisting of legislative history, case law and pronouncements by the IRS concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should also be noted that there is authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although we intend to manage our business so as to avoid PFIC status to the extent consistent with our other business goals, there could be changes in the nature and extent of our operations in future years, there can be no assurance that we will not become a PFIC in any taxable year.

        If we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the U.S. Holder's aggregate holding period for the shares of our common stock;

  •
  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, would be taxed as ordinary income in the current year; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

        A U.S. Holder who holds our common stock during a period when we are a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder's holding of our common stock, even if we ceased to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election, each as described below.

Taxation of U.S. Holders Making a Timely QEF Election

        The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely "qualified electing fund" ("QEF") election for all taxable years that the holder has held its shares of our common stock and we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder's basis in our common stock will be increased to reflect taxed but undistributed earnings or gain. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the basis of the common stock and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. If we determine that we are a PFIC for any taxable year, we may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe will be the case, our common stock is treated as "marketable," a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common stock at the close of any taxable year over the U.S. Holder's adjusted tax basis in the common stock is included in the U.S. Holder's income as ordinary income. In addition, the excess, if any, of the U.S. Holder's adjusted tax basis at the close of any taxable year over the fair market value of the common stock is deductible as an ordinary loss in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder's tax basis in its shares of our common stock would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of shares of our common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

        U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

United States Federal Income Taxation of Non-U.S. Holders

        A beneficial owner of our common stock (other than a partnership or other entity treated as such for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

Dividends on Common Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on dividends received from us on our common stock unless the income is effectively connected income (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

Sale, Exchange or Other Disposition of Common Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless either:

  (1)
  the gain is effectively connected income (and, if a treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  (2)
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

        Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to regular U.S. federal income tax with respect to effectively connected income in the same manner as discussed in the section above relating to the taxation of U.S. Holders (provided that, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional "branch profits" tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder will not be considered to be engaged in a trade or business within the United States for federal income tax purposes solely by reason of holding common stock. An individual Non-U.S. Holder described in (2) above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, redemption, exchange or other disposition of our common stock, which may be offset by U.S.-source capital losses, even though the holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

        In general, payments of distributions on, and the proceeds of a disposition of, our common stock will be subject to U.S. federal income tax information reporting requirements if you are a U.S. Non-Corporate Holder. Such payments may also be subject to U.S. federal backup withholding tax if you are a U.S. Non-Corporate Holder and you:

  •
  fail to provide us with an accurate taxpayer identification number;

  •
  are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  fail to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

        Holders are urged to consult their tax advisors concerning the United States federal, state and local and non-U.S. tax consequences to them of owning our common stock.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Morgan Stanley and Co. LLC, Deutsche Bank Securities Inc. and Jefferies & Company, Inc., have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Morgan Stanley and Co. LLC
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        Shares of our common stock are listed on the New York Stock Exchange under the trading symbol "GNK."

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $        per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $        per share to other dealers. After the offering of the shares of our common stock, representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to                  additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the                  shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are      % of the offering price. We have agreed to pay the

underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' option to purchase additional shares:

Total
	Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $834,165.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley and Co. LLC, Deutsche Bank Securities Inc. and Jefferies & Company, Inc., on behalf of the underwriters, none of us will, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first or second bullet above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in this paragraph do not apply to:

  •
  the sale by us of common stock in this offering;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which is described in this prospectus supplement;

  •
  the grant of options or the issuance of shares of restricted stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus supplement;

  •
  the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus supplement; and

  •
  the transfer by our executive officers or directors of shares of common stock or securities convertible into common stock by gift; provided that the transferee executes a copy of the lock-up agreement and that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period).

        Furthermore, with regard to our Chairman, Peter C. Georgiopoulos, and our Chief Financial Officer, John C. Wobensmith, only, the underwriters have agreed to an exception to the lockup arrangements described above, so that they each may pledge their shares of common stock pursuant to a bona fide pledge arrangement, and the lender in connection with such pledge arrangement may sell such shares. Mr. Georgiopoulos and Mr. Wobensmith have pledged 3,651,610 and 78,219 shares of common stock, respectively, as security for personal loans. In addition, our President, Robert Gerald Buchanan, and Mr. Wobensmith may sell a portion of their outstanding restricted shares granted as incentive compensation upon vesting in order to satisfy their tax obligations for such restricted shares.

        The lock-up period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the lock-up period we issue a release about earnings or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option described above.

        Naked short sales are any sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, the Nasdaq National Market, in the over-the-counter market or otherwise.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, an affiliate of Morgan Stanley has from time to time been a charterer of some of our vessels in the ordinary course of business. Affiliates of Deutsche Bank Securities Inc. are agents and lenders under our $253 Million Term Loan Facility.

Notice to Investors in the European Economic Area

        In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the "Prospectus Directive"), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that all offers of shares of common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area ("EEA"), from the requirement to produce a prospectus for offers of shares. Accordingly any person making or intending to make any offer within the EEA of shares of common stock which are the subject of the placement contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of shares of common stock through any financial intermediary, other than offers made by the underwriters which constitute the final placement of shares of common stock contemplated in this prospectus supplement.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement (the "shares") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression

"Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

        This document, as well as any other offering or marketing material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. The shares of common stock will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

        The shares of common stock are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the shares of common stock, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the shares of common stock in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

United Kingdom

        This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, Reeder & Simpson P.C., Majuro, Marshall Islands, and Seward & Kissel LLP, New York, New York, and for the underwriters by Baker Botts L.L.P., Houston, Texas.

 EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of Genco Shipping & Trading Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2011;

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  Our Current Report on Form 8-K filed on February 22, 2012; and

  •
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form 8-A, File No. 001-33393, filed on April 3, 2007.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

PROSPECTUS

GENCO SHIPPING & TRADING LIMITED

Debt Securities
Common Stock
Preferred Stock
Rights
Warrants
Units
Depositary Shares
Purchase Contracts

        We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings, having an aggregate initial offering price of up to $500,000,000. The securities may be offered separately or together in any combination and as separate series.

        We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

        Our principal executive offices are located at 299 Park Avenue, 20th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "GNK."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Investing in our securities involves risks that are referenced in the "Risk Factors" section beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 6, 2011

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, offer up to $500,000,000 aggregate public offering price of our debt securities, shares of common stock, shares of preferred stock, rights, warrants, units, depositary shares or purchase contracts, or combinations thereof, in one or more offerings. In this prospectus, we refer to our debt securities, shares of common stock, shares of preferred stock, rights, warrants, units, depositary shares and purchase contracts collectively as the "securities." This prospectus provides you with a general description of the securities that we may offer. Each time this prospectus is used to offer securities, we will provide a prospectus supplement if applicable, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement also may add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing prospectus, together with additional information described and contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices referenced under the heading "Where You Can Find More Information."

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

 ABOUT GENCO

        We are a drybulk shipping company with a strong record of disciplined growth. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Since our founding in 2004, we have grown our business by utilizing our operational advantages and seeking prudent opportunities to consolidate the drybulk shipping industry. With our fleet of high-quality vessels, our balanced approach to vessel employment and our experienced management team, we believe we have a firm foundation for continued strong performance.

        Excluding vessels of our subsidiary, Baltic Trading Limited ("Baltic Trading"), as of May 27, 2011, our fleet consisted of nine Capesize, eight Panamax, seventeen Supramax, six Handymax and eleven Handysize drybulk carriers, with an aggregate carrying capacity of approximately 3,742,000 dwt, and the average age of our fleet was approximately 6.3 years, as compared to the average age for the world fleet of approximately 13.8 years for the drybulk shipping segments in which we compete. After the expected delivery of two Handysize vessels that we have agreed to acquire, we will own a fleet of fifty-three drybulk vessels, consisting of nine Capesize, eight Panamax, seventeen Supramax, six Handymax and thirteen Handysize vessels, excluding the vessels of Baltic Trading. We seek to deploy our vessels on time charters, or in vessel pools and index based time charters trading in the spot market, to reputable charterers, including Cargill International S.A., Pacific Basin Chartering Ltd., COSCO Bulk Carriers Co., Ltd., Klaveness Chartering and Lauritzen Bulkers A/S or LB/IVS Pool, in which Lauritzen Bulkers A/S acts as the pool manager (collectively, "Lauritzen Bulkers"). The majority of the vessels in our current fleet are presently engaged under time charter contracts that expire (assuming the option periods in the time charters are not exercised) between June 2011 and March 2014.

        In addition, as of May 27, 2011, Baltic Trading's fleet consisted of two Capesize, four Supramax and three Handysize drybulk carriers with an aggregate carrying capacity of approximately 672,000 dwt.

        We intend to continue to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to our cash flow.

        On June 3, 2010, we entered into an agreement to purchase a total of eight Handysize drybulk vessels, including five newbuildings, from companies within the Metrostar group of companies for an aggregate purchase price of $266.0 million. Five of these vessels will be owned by us and three are owned by Baltic Trading. A total of six vessels have been delivered from the Metrostar group of companies. The remaining two Metrostar vessels are all expected to be delivered to Genco between July and November 2011.

        Baltic Trading, formerly a wholly-owned subsidiary of the Company at December 31, 2009, completed its initial public offering, or IPO, on March 15, 2010. As of May 27, 2011, the Company's wholly-owned subsidiary Genco Investments LLC owned 5,699,088 shares of Baltic Trading's Class B Stock, which represents a 25.24% ownership interest in Baltic Trading at May 27, 2011 and 83.51% of the aggregate voting power of Baltic Trading's outstanding shares of voting stock. Baltic Trading is consolidated with the Company, as we control a majority of the voting interest in Baltic Trading.

        Our principal executive offices are located at 299 Park Avenue, 20th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges(1)	7.23x	4.30x	2.38x	3.30x	3.01x	1.57x

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our credit facility, including unused commitment fees and amortization of expenses related to our credit facility.

        As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including repayment or reduction of long-term and short-term debt, capital expenditures, working capital, and the financing of vessel purchases and other acquisitions and business combinations. We may temporarily invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be convertible. Our debt securities will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

        We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

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  whether the securities will be senior or subordinated;

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  applicable subordination provisions, if any;

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  conversion or exchange into other securities;

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  whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

  •
  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  •
  redemption (including upon a "change of control") or early repayment provisions;

  •
  authorized denominations;

  •
  form;

  •
  amount of discount or premium, if any, with which such securities will be issued;

  •
  whether such securities will be issued in whole or in part in the form of one or more global securities;

  •
  identity of the depositary for global securities;

  •
  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  •
  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  •
  any covenants applicable to the particular debt securities being issued;

  •
  any defaults and events of default applicable to the particular debt securities being issued;

  •
  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

  •
  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  extent to which a secondary market for the securities is expected to develop;

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  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF CAPITAL STOCK

        The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated

articles of incorporation and the amendments thereto, and our amended and restated bylaws, each of which are incorporated by reference as exhibits to the registration statement which includes this prospectus. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of May 26, 2011, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 35,966,198 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

  Voting Rights

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to our amended and restated articles of incorporation, our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

  Dividend Rights

        Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

  Liquidation Rights

        Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

  Other Rights

        Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

  Transfer Agent

        The transfer agent for our common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

  Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "GNK."

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

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  the voting rights, if any, of the holders of the series; and

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  the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

        A prospectus supplement will describe the terms of any series of preferred stock being offered, including:

  •
  the designation of the shares and the number of shares that constitute the series;

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  the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

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  the dividend periods (or the method of calculation thereof);

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  the date from which dividends on the preferred stock shall accumulate, if applicable;

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  the voting rights of the shares;

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  the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

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  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

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  whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

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  whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

  •
  the provision of a sinking fund, if any, for the preferred stock;

  •
  whether the shares of the series of preferred stock will be listed on a securities exchange;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  the transfer agent for the series of preferred stock;

  •
  any special United States federal income tax considerations applicable to the series; and

  •
  any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by applicable law.

        Our amended and restated by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by applicable law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws

        Several provisions of our amended and restated articles of incorporation and amended and restated by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Our amended and restated articles of incorporation and our amended and restated by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated by-laws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated by-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our amended and restated by-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

  General

        Each share of our common stock includes one right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25 per share, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and Mellon Investor Services LLC, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights may have anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our sole shareholder before our initial public offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

  Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights are not exercisable until after the rights distribution date and will expire at the close of business on February 21, 2015, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

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  ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

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  ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Oaktree Capital Management, LLC, Peter Georgiopoulos and Fleet Acquisition LLC (so long as it does not acquire beneficial ownership of additional shares of common stock under certain circumstances) are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

  •
  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

  •
  any new common stock will be issued with rights, and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

  Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.

        If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

  Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

  •
  we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

  •
  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

  Anti-Dilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring before the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundred thousandth of a share of preferred stock and, instead, we may make a cash adjustment based on the market price of the common stock on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

  Redemption of Rights

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

  Exchange of Rights

        We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

  Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

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  to cure any ambiguity, defect or inconsistency;

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  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

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  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

DESCRIPTION OF RIGHTS

General

        We may issue rights to purchase any of the other securities offered hereby. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

        The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

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  the title of such rights;

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  the securities for which such rights are exercisable;

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  the exercise price for such rights;

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  the number of such rights issued to each shareholder;

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  the extent to which such rights are transferable;

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  if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

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  the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

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  the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

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  if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

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  any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

        Each right will entitle the holder of the right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

        Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase any of our debt securities, common stock, preferred stock, units or depositary shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the number and type of securities purchasable upon exercise of the warrants;

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  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

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  the date, if any, on and after which the warrants and the related securities will be separately transferable;

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  the price at which each security purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  any circumstances that will cause the warrants to be deemed to be automatically exercised; and

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  any other material terms of the warrants.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more constituent securities offered hereby. The applicable prospectus supplement will describe:

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  the terms of the units and of the constituent securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may, at our option, elect to offer depositary shares representing a fractional share or multiple shares of our preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share or multiple shares of a particular series of preferred stock as described in the applicable prospectus supplement. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction thereof represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For an additional description of our preferred stock, see the descriptions in this prospectus under the heading "Description of Capital Stock—Preferred Stock."

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity's, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities. When we issue purchase contracts, we will provide the specific terms of the purchase contracts in a prospectus supplement. A copy of the applicable form of purchase contract will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

        If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

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  the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

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  whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder's obligations under the purchase contract;

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  any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

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  any provisions relating to any security provided for the purchase contracts;

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  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

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  whether the purchase contracts are to be prepaid or not;

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  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

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  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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  a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

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  whether the purchase contracts will be issued in fully registered or global form; and

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  any other terms of the purchase contracts and any securities subject to such purchase contracts.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.

        We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we may do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

        Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of Genco Shipping & Trading Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov.

        We also maintain a website that contains additional information about us at www.gencoshipping.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

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  Our Annual Report on Form 10-K for the year ended December 31, 2010;

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  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011;

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  Our Current Reports on Form 8-K filed on March 29, 2011 and May 18, 2011; and

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  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form S-1, Registration No. 333-124718, and our Registration Statement on Form 8-A, File No. 001-33393, filed on April 3, 2007.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

        You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

        You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.